Exhibit 99

NIC Earns Nine Cents Per Share in Third Quarter 2010; Total Revenues Increase 12 Percent

Company Notes Increased Adoption of Federal DOT Service, Consistent Portal Revenue Growth, and Strong Sales Pipeline

OLATHE, Kan.--(BUSINESS WIRE)--November 4, 2010--NIC Inc. (NASDAQ: EGOV), the leading provider of enterprise-wide, official state eGovernment services, today announced net income of $6.1 million and earnings per share of nine cents on total revenues of $41.7 million for the three months ended September 30, 2010. In the third quarter of 2009, the company reported net income of $4.1 million and earnings per share of six cents on total revenues of $37.3 million.

Quarterly portal revenues were a record $39.8 million, a 10 percent increase over third quarter 2009. On a same-state basis, portal revenues grew eight percent in the third quarter. Same-state transaction-based revenues from non-driver record (non-DMV) services rose 29 percent over third quarter 2009 through strong performance from several key services, including tax filings, court-related transactions, motor vehicle registrations, and payment processing. Same-state DMV revenues decreased three percent in the third quarter of 2010, while same-state portal time & materials revenues decreased 14 percent from the third quarter of 2009, reflecting ongoing state government budget challenges. Revenues from the Texas portal are included in the calculation of same state portal revenues for the current quarter.

Current quarter portal revenues and cost of portal revenues from the New Mexico Motor Vehicle Division engagement, which launched in the fourth quarter of 2009, were $0.6 million and $0.3 million, respectively. Cost of portal revenues in the current and prior year quarters includes approximately $0.2 million and $0.3 million, respectively, in portal-related start-up expenses.

NIC’s portal gross profit percentage was 40 percent in the current quarter, down from 42 percent in the prior year quarter. The gross profit percentage from the new Texas portal contract is currently lower than the company-wide average without Texas.

Software & services revenues were $2.0 million in the current quarter, up 92 percent from the prior year quarter, driven by revenues from the Company’s new self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration. Launched in May 2010, the National Motor Carrier Pre-Employment Screening Program generated approximately $0.8 million in revenues in the third quarter of 2010, with associated costs of approximately $0.5 million.

“Third quarter results reflect the ongoing innovation of NIC and our partners -- we continue to roll out new constituent-facing services that help make government more accessible. We were also very pleased with the first full quarter of results from the National Motor Carrier Pre-Employment Screening Program and the continued growth in the adoption rate of this service,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “We continue to experience a very strong new state sales pipeline, with a surge of interest in the self-funded business model. The demand for government services remains high, while government funding sources are at historic lows. Our unique no-cost model provides government a solution for providing more services without spending any tax revenues.”

As a percentage of total revenues, selling & administrative expenses were 16 percent in the current quarter, down from 17 percent in the third quarter of 2009. Selling & administrative expenses were $6.5 million in the current quarter compared to $6.2 million in the third quarter of 2009. The Company incurred approximately $1.0 million in legal costs and other third-party expenses in the third quarter of 2010 in connection with the previously disclosed SEC investigation and Audit Committee review of expense reporting by NIC's former Chief Executive Officer and related matters. However, the Company also received approximately $1.2 million of reimbursement of legal costs and third-party expenses from its directors’ and officers’ liability insurance carrier in the current quarter, which was treated as a reduction of selling & administrative expenses in the current quarter. In addition, as a result of discussions with the SEC staff to resolve the SEC investigation through a settlement, the Company recorded a $0.5 million liability in the third quarter of 2010 in anticipation of a civil penalty that may be part of such a settlement. No assurance can be given as to whether or when any settlement might occur or as to the final terms and conditions of any settlement. Any settlement recommended by the SEC staff would be subject to approval by the Commission. In addition, any settlement approved by the Commission would be subject to the approval of a federal district court with jurisdiction over the matter. Third quarter 2009 results included approximately $0.3 million in legal costs and other third-party expenses in connection with this matter. The Company expects to continue to incur significant legal fees and other expenses in connection with the ongoing SEC investigation and Audit Committee review. Additional information regarding the SEC investigation is set forth in NIC's quarterly report on Form 10-Q for the quarter ended September 30, 2010.

The Company’s directors’ and officers’ liability insurance carrier has agreed to reimburse NIC for reasonable costs of defense of the Company and the officers who received Wells Notices, which are incurred after March 9, 2010, and has agreed to reimburse the Company for certain expenses incurred prior to March 9, 2010, in each case, subject to the retention of $250,000 which has already been absorbed by NIC, and certain customary policy exclusions. To the extent the Company’s directors’ and officers’ liability insurance carrier reimburses the Company for expenses previously recorded in selling & administrative expenses, including expenses incurred in the third quarter of 2010, the Company will treat any such reimbursement as a reduction of selling & administrative expenses in the period such reimbursement is determined to be estimable and probable.

If the Company incurs significant legal fees and other expenses in the future in connection with the ongoing SEC investigation and Audit Committee review for which insurance reimbursement is delayed or denied or incurs significant penalties in connection with the SEC investigation, the Company’s financial position, results of operations and cash flows could be materially adversely affected and the Company may fall short of its operating income and net income guidance for fiscal year 2010. There can be no assurance that certain past expenses and all future expenses incurred by the Company in connection with the SEC investigation will be covered by applicable insurance policies. Any penalties, including the $500,000 liability recorded in the third quarter of 2010 in anticipation of a civil penalty that may be part of a settlement with the SEC, incurred by the Company or any other person would not be covered under applicable insurance policies.

Results in the prior year quarter included approximately $1.8 million of intangible asset amortization expense related to the previously announced acquisition of eGovernment contracts in the state of Texas, as compared to $0.1 million in the current quarter.

The Company’s effective tax rate in the current quarter decreased to 35 percent from 37 percent in the prior year quarter, primarily due to a favorable benefit related to the Federal research and development tax credit for fiscal year 2009 totaling approximately $0.5 million and an income tax reserve reduction of approximately $0.2 million. Legislation extending the Federal research and development credit beyond December 31, 2009 has yet to be enacted. Third quarter 2009 results included an income tax reserve reduction of approximately $0.1 million.

On September 30, 2010, NIC’s cash and cash equivalents totaled $59.2 million. On February 26, 2010, NIC used $19.3 million of its cash reserves to pay a $0.30 per share special cash dividend to shareholders.

“Third quarter results support NIC’s long-standing ability to deliver consistent growth and has put us in position to reconfirm our 2010 financial guidance for revenues, operating income and net income,” said Steve Kovzan, NIC Chief Financial Officer.

Operational Highlights

During the third quarter, NIC’s mobile innovation continued with Arkansas becoming the first state in the nation to launch a mobile elections application. Called “The Voter View,” the application allows smartphone users to determine their voter registration status, and provides voter district and polling place location information. In partnership with county tax collectors, the state also released a new application for smartphone payment of personal property and real estate taxes. This follows the recent announcement of Arkansas becoming the first state to add secure payment processing specifically for smartphone users.

Also this quarter, NIC’s state government partners received 23 national eGovernment awards from the Center for Digital Government, an international research and advisory institute focused on the use of information technology in government. NIC state partners took nine of the 11 top honors in the Best of the Web competition. In addition, 11 NIC state partners received Digital Government Achievement Awards, sweeping the state government-to-citizen category. The Digital Government Achievement Awards recognize excellence in electronic government services.

“At NIC we are focused on delivering great results for our government partners – that’s why we are proud to be known as the people behind eGovernment,” said Herington. “It’s an honor to work with our partners to win these awards, but it’s an even greater honor to partner with our states to provide businesses and citizens better access to government.”

In addition to the achievements recognized by the Center for Digital Government, Forbes magazine recently named NIC as one of the “100 Best Small Companies in America” for the second consecutive year. The honor recognized 100 publicly traded companies with revenues over $5 million and less than $1 billion, that experienced significant earnings growth, sales growth, and return on equity during the past year, as well as over the past five years.

Third Quarter Earnings Call and Webcast Details
Dial-In Information
Thursday, November 4, 2010
4:30 p.m. (EDT)

Call bridge:	877-941-6009 (U.S. callers) or 480-629-9770 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.nicusa.com/investors. A replay of the Webcast will be available until 11:00 p.m. (EDT) on February 4, 2011, by visiting http://www.nicusa.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 98 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include the potential for growth in revenues and income, and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to successfully increase the adoption and use of eGovernment services; the success of the company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the SEC investigation; pending litigation involving the Company; and general economic conditions (including the current economic slowdown) and the other important cautionary statements and risk factors described in NIC's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010, and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2010. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Portal revenues	$39,763	$36,236	$116,431	$93,408
Software & services revenues	1,957	1,018	4,284	3,058
Total revenues	41,720	37,254	120,715	96,466
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	23,714	21,133	70,919	53,743
Cost of software & services revenues, exclusive of depreciation & amortization	1,093	609	3,025	1,847
Selling & administrative	6,504	6,163	21,910	19,589
Nonrecurring gain on acquisition of business (net of tax)	-	-	-	(2,184)
Amortization of acquisition-related intangible assets	81	1,770	242	2,398
Depreciation & amortization	1,081	1,009	3,253	2,949
Total operating expenses	32,473	30,684	99,349	78,342
Operating income	9,247	6,570	21,366	18,124
Other income (expense):
Interest income	1	3	2	48
Other income (expense), net	-	-	(2)	-
Total other income	1	3	-	48
Income before income taxes	9,248	6,573	21,366	18,172
Income tax provision	3,196	2,453	8,061	6,543
Net income	$6,052	$4,120	$13,305	$11,629

Basic net income per share	$0.09	$0.06	$0.20	$0.18
Diluted net income per share	$0.09	$0.06	$0.20	$0.18

Weighted average shares outstanding
Basic	63,609	63,062	63,449	62,933
Diluted	63,678	63,179	63,517	63,019

Key Financial Metrics:
Revenue growth - outsourced portals	10%	50%	25%	29%
Same state revenue growth - outsourced portals	8%	14%	7%	12%
Recurring portal revenue percentage	90%	87%	89%	89%
Gross profit % - outsourced portals	40%	42%	39%	42%
Selling & administrative as a % of total revenue	16%	17%	18%	20%
Operating income margin as a % of total revenue	22%	18%	18%	19%

Portal Revenue Analysis:
DMV transaction-based	$15,847	$15,862	$48,131	$41,403
Non-DMV transaction-based	17,843	13,745	49,791	35,702
Portal software & services	4,085	4,746	12,740	10,629
Portal management	1,988	1,883	5,769	5,674
Total portal revenues	$39,763	$36,236	$116,431	$93,408

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$59,230	$68,632
Trade accounts receivable	39,862	38,964
Deferred income taxes, net	1,027	834
Prepaid expenses & other current assets	4,283	3,231
Total current assets	104,402	111,661

Property and equipment, net	6,588	6,428
Intangible assets, net	1,693	1,991
Deferred income taxes, net	2,818	3,285
Other assets	242	242
Total assets	$115,743	$123,607

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,100	$42,872
Accrued expenses	13,929	12,793
Other current liabilities	268	777
Total current liabilities	51,297	56,442

Other long-term liabilities	859	607
Total liabilities	52,156	57,049

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 63,672 and 63,239 shares issued and outstanding	6	6
Additional paid-in capital	123,311	139,587
Accumulated deficit	(59,730)	(73,035)
Total stockholders' equity	63,587	66,558
Total liabilities and stockholders' equity	$115,743	$123,607

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2010	63,239	$6	$139,587	$(73,035)	$66,558
Net income	-	-	-	13,305	13,305
Cash dividends on common stock	-	-	(19,312)	-	(19,312)
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(122)	-	(911)	-	(911)
Stock option exercises and restricted stock vestings	399	-	15	-	15
Stock-based compensation	-	-	3,137	-	3,137
Tax deductions relating to stock-based compensation	-	-	113	-	113
Issuance of common stock under employee stock purchase plan	156	-	682	-	682
Balance, September 30, 2010	63,672	$6	$123,311	$(59,730)	$63,587

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three-months Ended		Nine-months ended
	September 30,		September 30,
	2010	2009	2010	2009

Cash flows from operating activities:
Net income	$6,052	$4,120	$13,305	$11,629
Adjustments to reconcile net income to net cash provided by operating activities, excluding the effects of acquisition:
Amortization of acquisition-related intangible assets	81	1,770	242	2,398
Depreciation & amortization	1,081	1,009	3,253	2,949
Stock-based compensation expense	1,154	737	3,137	2,121
Deferred income taxes, net	387	2,111	274	4,504
Nonrecurring gain on acquisition of business (net of tax)	-	-	-	(2,184)
Loss on disposal of property and equipment	-	-	2	-
Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in trade accounts receivable	1,366	456	(898)	(2,286)
(Increase) decrease in prepaid expenses & other current assets	(590)	(95)	(1,052)	213
(Increase) decrease in other assets	47	(52)	-	(55)
Increase (decrease) in accounts payable	(1,308)	(1,477)	(5,772)	4,800
Increase in accrued expenses	102	2,378	225	4,146
Increase (decrease) in other current liabilities	(1,348)	(177)	(509)	152
Increase (decrease) in other long-term liabilities	(15)	(172)	252	(562)
Net cash provided by operating activities	7,009	10,608	12,459	27,825
Cash flows from investing activities:
Purchases of property and equipment	(774)	(1,137)	(2,958)	(2,458)
Capitalized internal use software development costs	(131)	(135)	(401)	(400)
Acquisition of business	-		-	(1,500)
Net cash used in investing activities	(905)	(1,272)	(3,359)	(4,358)
Cash flows from financing activities:
Cash dividends on common stock	-	-	(19,312)	(19,150)
Proceeds from employee common stock purchases	-	-	682	465
Proceeds from exercise of employee stock options	(2)	63	15	90
Tax deductions related to stock-based compensation	52	471	113	1,388
Net cash provided by (used in) financing activities	50	534	(18,502)	(17,207)
Net increase (decrease) in cash and cash equivalents	6,154	9,870	(9,402)	6,260
Cash and cash equivalents, beginning of period	53,076	56,763	68,632	60,373
Cash and cash equivalents, end of period	$59,230	$66,633	$59,230	$66,633
Other cash flow information:
Income taxes paid	$5,268	$8	$8,405	$800

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@nicusa.com